UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2020

ACTINIUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52446	74-2963609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Madison Avenue, 7th Floor New York, NY	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 677-3870

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common stock, par value $0.001	ATNM	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Agreement.

On April 21, 2020, Actinium Pharmaceuticals, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with H.C. Wainwright & Co., LLC, as representative of the several underwriters named therein (the “Underwriters”), relating to the offering, issuance and sale of 183,333,334 shares of common stock (or pre-funded warrants to purchase shares of common stock in lieu thereof) and, at the option of the Underwriters, an additional 27,500,000 shares of common stock, which option was exercised in full on April 23, 2020. The price to the public in this offering for each share of common stock is $0.15, and the price to the public in this offering for each pre-funded warrant is $0.1499. Each pre-funded warrant has an exercise price of $0.0001 per share. The pre-funded warrants are exercisable immediately upon issuance until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of the pre-funded warrants sold in this offering (collectively, the “warrants”). The warrants are subject to certain limitations on beneficial ownership. The shares of common stock of the Company are listed on the NYSE American. There is no established public trading market for the warrants and the Company does not expect a market to develop.

The offering closed on April 24, 2020, with gross proceeds from this offering to Actinium of approximately $31.6 million, including the full exercise of the Underwriters’ option to purchase additional shares, before deducting underwriting discounts and commissions and other estimated offering expenses payable by Actinium, and excluding any proceeds the Company may receive upon exercise of the warrants.

The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, reclassifications and combinations of the Company’s common stock. If, at any time warrants are outstanding, any fundamental transaction occurs, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of the Company’s outstanding voting stock, or the sale of all or substantially all of its assets, the successor entity must assume the obligations to the warrant holders.

The offering of the securities described above is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-216748) filed with the Securities and Exchange Commission (the “SEC”) on March 16, 2017, and declared effective on October 12, 2017. The Company has filed a final prospectus supplement, dated as of April 21, 2020, relating to the issuance and sale of the shares of common stock, the warrants and the shares of common stock issuable upon exercise of the warrants with the SEC.

The underwriting discounts and commissions were 7.0% of the gross proceeds of the offering, or $0.0105 per share of common stock, or pre-funded warrant. The Company has also agreed to pay the Underwriters (a) $25,000 for non-accountable expenses, (b) up to $100,000 for fees and expenses of legal counsel and other out-of-pocket expenses and (c) $12,900 clearing fees.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

Subject to certain exceptions, the Company and its executive officers and directors, have agreed not to sell or transfer any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock, for 90 days after April 21, 2020 without first obtaining the written consent of the Representative.

Copies of the form of Underwriting Agreement and form of pre-funded warrant are filed as Exhibits 1.1. and 4.1, respectively. The foregoing descriptions of the terms of the Underwriting Agreement and form of pre-funded warrant are qualified in their entirety by reference to such exhibits. A copy of the opinion of The Matt Law Firm, PLLC. relating to the legality of the issuance and sale of the shares of common stock, the warrants and the shares of common stock issuable upon exercise of the warrants in the offering is attached as Exhibit 5.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the attached exhibits are deemed to have been filed with the Securities and Exchange Commission:

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of April 21, 2020, by and between Actinium Pharmaceuticals, Inc. and H.C. Wainwright & Co., LLC.

4.1	Form of Pre-Funded Common Stock Purchase Warrant.

5.1	Opinion of The Matt Law Firm, PLLC.

23.1	Consent of The Matt Law Firm, PLLC (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: April 24, 2020	ACTINIUM PHARMACEUTICALS, INC.

	By:	/s/ Sandesh Seth
	Name:	Sandesh Seth
	Title:	CEO & Chairman

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